Exhibit 5.2

Linklaters LLP 20 Ropemaker Street London EC2Y9AR Telephone (+44) 20 7456 2000 Facsimile (+44) 20 7456 2222

The Directors Vodafone Group Plc Vodafone House The Connection Newbury Berkshire RG14 2FN England

June 18, 2026

Ladies and Gentlemen:

We have acted as United States counsel to Vodafone Group Plc, a public limited company organized under the laws of England and Wales (the “Issuer”) in connection with (i) the filing with the Securities and Exchange Commission of a Registration Statement on Form F-3 (File No. 333-273441) (the “Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the U.S. Securities Act of 1933 (the “Securities Act”), $1,000,000,000 4.800% Notes due 2031, $1,000,000,000 5.350% Notes due 2036 and $1,500,000,000 6.100% Notes due 2056 (together, the “Securities”). The Securities are to be issued pursuant to the provisions of the indenture dated February 10, 2000 between Vodafone and The Bank of New York Mellon (as successor trustee to Citibank, N.A. pursuant to an Agreement of Resignation, Appointment and Acceptance dated July 24, 2007 between Vodafone, The Bank of New York Mellon and Citibank N.A. (the “Trustee”)) (the “Indenture”).

This opinion is limited to the federal law of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other State of the United States or any other jurisdiction.

For the purpose of this opinion, we have examined the Indenture, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that the Issuer has the power to execute and deliver the Securities and the Indenture, and perform its obligations thereunder, that the Indenture has been duly and validly authorized, executed and delivered under the laws of England and Wales by the Issuer, that the Securities conform to the form examined by us and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, 20 Ropemaker Street, London EC2Y 9AR or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

In our opinion:

1	The Indenture has been duly executed and delivered by the Issuer and constitutes a valid and legally binding agreement of the Issuer enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; provided, however, that we express no opinion as to the provisions relating to events of default under Sections 501(5), 501(6) and 501(7), which are governed by English law.

2	The Securities, when authenticated in accordance with the terms of the Indenture, will constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; provided, however, that we express no opinion as to the provisions relating to events of default under Sections 501(5), 501(6) and 501(7) of the Indenture, which are governed by English law.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be submitted by the Issuer on the date hereof. In giving this consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Linklaters LLP

Linklaters LLP